SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                     FORM 15

          CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER
             SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTION 13 AND
                  15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.


                       Commission File Number 333-06854-01
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                             P.T. POLYTAMA PROPINDO
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             (Exact name of registrant as specified in its charter)


                         Midplaza 2 Building, 20th Floor
                          Jl. Jend. Sudiman Kav. 10-11
                            Jakarta 10220, Indonesia
                            (011) (62) (21) 570-3883
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                   (Address, including zip code, and telephone
                         number, including area code, of
                        registrant's principal executive
                                    offices)

 11 1/4% Guaranteed Secured Notes due 2007 of Polytama International Finance
   B.V., unconditionally guaranteed as to payment of principal and interest by the registrant

 8% Guaranteed Secured Notes due 2017 of Polytama International Finance B.V.,
      unconditionally guaranteed as to payment of principal and interest by the registrant

  6% Guaranteed Secured Exchangeable Notes due 2012 of Polytama International
          Finance B.V., unconditionally guaranteed as to payment of principal and interest by the registrant

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           (Title of each class of securities covered by this Form)


                                     None
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          (Title of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)


Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

     Rule 12g-4(a)(1)(i)    [ ]               Rule 12h-3(b)(1)(i)       [ ]
     Rule 12g-4(a)(1)(ii)   [ ]               Rule 12h-3(b)(1)(ii)      [ ]
     Rule 12g-4(a)(2)(i)    [ ]               Rule 12h-3(b)(2)(i)       [ ]
     Rule 12g-4(a)(2)(ii)   [ ]               Rule 12h-3(b)(2)(ii)      [ ]
                                              Rule 15d-6                [X]


Approximate number of holders of record as of the certification or notice date: 13

Pursuant to the requirements of the Securities Exchange Act of 1934, P.T. Polytama Propindo has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: January 28, 2003                      P.T. POLYTAMA PROPINDO


                                            By:  /s/ Honggo Wendratno
                                                 ----------------------------
                                                 Honggo Wendratno
                                                 President Director